Exhibit 99.1

News Release

For Immediate Release:

October 13, 2017

International Barrier Completes Plan of Arrangement

October 13, 2017 – Vancouver, Canada, Watkins, MN - International Barrier Technology Inc. (the “Company”) (IBTGF: OTCQB; IBH: TSXV) is pleased to announce that Louisiana-Pacific Canada Ltd. and Louisiana-Pacific Corporation (collectively, “LP”) have completed the acquisition of all of the issued and outstanding common shares of the Company (the “Arrangement”). Each common share of the Company has been transferred to LP in consideration for US$0.41 per common share, for a total purchase price of approximately US$22 million.

As a result of the completion of the Arrangement, transactions in the common shares of the Company were halted at the close of the market on October 12, 2017, and it is expected that the common shares will be delisted from the TSX Venture Exchange and cease to be quoted on the OTCQB in the coming days. The Company has also applied to the relevant securities regulatory authorities in Canada and the United States to cease to be a reporting issuer for the purposes of securities legislation.

Additional information concerning the Arrangement is available in the proxy statement and management information circular of the Company dated August 28, 2017 and available under the Company’s profile on EDGAR and SEDAR.

About Louisiana-Pacific Corporation

Louisiana-Pacific Corporation is a manufacturer of quality engineered wood building materials including OSB, structural framing products, and exterior siding for use in residential, industrial and light commercial construction. From manufacturing facilities in the U.S., Canada, Chile and Brazil, LP products are sold to builders and homeowners through building materials distributors and dealers and retail home centers.  Founded in 1973, LP is headquartered in Nashville, Tennessee and traded on the New York Stock Exchange under LPX.  For more information, visit www.lpcorp.com.

For more information, contact:

Louisiana-Pacific Corporation

Media Relations

Mark Morrison, 615-986-5886

or

Investor Relations

Becky Barckley, 615-986-5600

or

Mike Kinney, 615-986-5600

NEITHER TSX VENTURE EXCHANGE NOR ITS REGULATION SERVICES PROVIDER (AS THAT TERM IS DEFINED IN POLICIES OF THE TSX VENTURE EXCHANGE) ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA

Tel: 800-638-4570